Exhibit 99.1

For Immediate Release

Contact: Steven Klueg

Senior Vice President and Chief Financial Officer

704-869-3320

AFFINIA REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER 2014

Record second quarter sales for the Filtration segment of $251 million

GASTONIA, NORTH CAROLINA, August 7, 2014 – Affinia Group Intermediate Holdings Inc. (“Affinia”), an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported net sales of $365 million for the second quarter of 2014 compared to $346 million in the second quarter of 2013, an increase of $19 million or 5.5%. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) improved to $52 million in the second quarter of 2014 compared to $47 million in the same period in the prior year, an increase of 10.6%.

Keith Wilson, President and Chief Executive Officer, commented, “We are extremely pleased to report strong second quarter sales growth compared to the prior year. On a currency adjusted basis, both our Filtration and Affinia South America segments achieved double digit year over year sales growth. Overall, the trends in our industry are very positive, with our customer base performing well and continuously improving economic factors that support future growth in the markets we serve. The ongoing success of our business is driven by the dedication of our global team, and we remain committed to delivering superior quality and innovation, while driving value for our customers in the markets we serve.”

Filtration segment net sales were $251 million, which is a record for the second quarter, resulting in a 9.6% improvement over the second quarter of 2013. Adjusted EBITDA for the Filtration segment was $48 million in the second quarter of 2014, an increase of $7 million or 17.1% compared to the corresponding period in the prior year. Affinia South America net sales were $114 million, which is $3 million or 2.6% lower than the second quarter of 2013. On a currency adjusted basis, Affinia South America net sales were $130 million, a $13 million or 11.1% increase over the second quarter of 2013.

Improved results in the second quarter of 2014 compared to the same period in the prior year were largely driven by the Filtration segment, which generated record second quarter net sales and Adjusted EBITDA. While net sales were lower than the prior year in the Affinia South America segment due to unfavorable currency impacts, Adjusted EBITDA improved in the second quarter of 2014 compared to the same period in the prior year.

“Our focus on cost savings initiatives resulted in strong adjusted EBITDA growth in the second quarter of 2014. Cash from operations coupled with the proceeds from the sale of our Chassis business have reduced our debt levels and improved our leverage ratios. As we move into the second half of 2014, we have ample liquidity to execute our strategic plan and remain focused on further strengthening our balance sheet,” stated Steven Klueg, Senior Vice President and Chief Financial Officer.

Net Sales

Net sales were $365 million for the second quarter of 2014 compared with $346 million for the same period last year. On a currency adjusted basis, net sales for the second quarter of 2014 improved by 13.3% or $46 million over the same period in 2013. The Filtration segment achieved record second quarter net sales of $251 million in 2014, a 9.6% increase over the prior year, driven by higher volumes, introduction of new products and higher pricing in the North America and European operations. Net sales in the Affinia South America segment were $114 million in the second quarter of 2014, a 2.6% decrease compared to the same period in the prior year, due to the decline in value of the Brazilian Real and Argentine Peso. On a currency adjusted basis, net sales for the second quarter of 2014 improved by 11.1% over the same period in 2013 as a result of increases in our Brazilian and Argentine distribution companies.

Operating Profit

Operating profit for the second quarter of 2014 was $43 million, a $2 million increase over the prior year. Operating profit in the Filtration segment was $44 million in the second quarter of 2014, a $4 million increase over the prior year, primarily due to higher gross profit in both North America and Europe as a result of higher sales and execution of cost savings initiatives. Operating profit in the Affinia South America segment was $9 million in both the second quarter of 2014 and 2013 due largely to unfavorable currency impacts in 2014. On a currency adjusted basis, operating profit in the Affinia South America segment was up 26.2% in the second quarter of 2014 compared to the prior year largely due to price increases and higher volumes.

Adjusted EBITDA

Adjusted EBITDA was $52 million in the second quarter of 2014, a $5 million increase over the corresponding period in the prior year, with Adjusted EBITDA margin improving to 14.2% in the second quarter of 2014 from 13.6% in the second quarter of 2013. Adjusted EBITDA for the Filtration segment was $48 million in the second quarter of 2014, a $7 million improvement over the same period in the prior year, while Adjusted EBITDA for the Affinia South America segment was $11 million in second quarter of 2014, a $1 million increase over the same period in the prior year.

Net Income (Loss)

Net income was $35 million in the second quarter of 2014 compared to a net loss of $1 million in the second quarter of 2013. Higher net income was driven by the gain on the sale of the Chassis group in the second quarter of 2014, improved sales and operating profit in the second quarter of 2014 and expenses incurred in the second quarter of 2013 associated with a debt refinancing.

Balance Sheet

Affinia ended the second quarter of 2014 with $104 million of cash on hand and a total debt balance of $850 million. Net debt as of June 30, 2014 declined to 4.6 times the trailing twelve months Adjusted EBITDA from 5.2 times trailing twelve months Adjusted EBITDA as of December 31, 2013. During the second quarter, Affinia paid down $78 million of outstanding Term Loans and made a distribution to shareholders of $45 million to further reduce the seller financing note.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information which is considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA are non-GAAP financial measures. EBITDA is earnings before interest, taxes, depreciation and amortization. Affinia’s EBITDA is calculated by adding back depreciation and amortization and interest expense to income from continuing operations before income tax provision. Adjusted EBITDA and Adjusted Segment EBITDA are defined as EBITDA adjusted for certain items that management believes hinder comparison of the performance of Affinia’s business either period-over-period or with other businesses. Items are excluded from Adjusted EBITDA and Adjusted Segment EBITDA because they are individually or collectively material items and management does not consider them to be representative of the performance of the business during the periods presented. Management believes that these non-GAAP financial measures are useful to both management and the Company’s stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Currency adjusted net sales excludes the impact of currency on current period results by applying the same exchange rates to net sales in both periods. To calculate currency adjusted net sales, the exchange rates used in the prior year are applied to the current year results. By excluding the impacts of currency, management believes the comparability of financial results between reporting periods is enhanced.

Net debt represents total debt outstanding less cash on hand at period end.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

In accordance with Securities and Exchange Commission rules, each of Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA are reconciled to their closest GAAP measure, which is income from continuing operations before income tax provision and noncontrolling interest and is included in the attached supplemental data. Currency adjusted net sales are reconciled to their most closely correlated GAAP measure, which is net sales.

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2014	2013	2014	2013
Net sales	$365	$346	$696	$672
Cost of sales	(271)	(261)	(526)	(515)

Gross profit	94	85	170	157
Selling, general and administrative expenses	(51)	(44)	(102)	(86)

Operating profit	43	41	68	71
Loss on extinguishment of debt	—	(15)	—	(15)
Other income and expense, net	(2)	(1)	(10)	(2)
Interest expense	(15)	(28)	(30)	(43)

Income (loss) from continuing operations before income tax provision and noncontrolling interest	26	(3)	28	11
Income tax provision	(12)	—	(16)	(6)

Net income (loss) from continuing operations	14	(3)	12	5
Income from discontinued operations, net of tax	21	2	22	—

Net income (loss)	35	(1)	34	5
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	—

Net income (loss) attributable to the Company	$35	$(1)	$34	$5

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$104	$101
Trade accounts receivable, less allowances of $5 million at June 30, 2014 and $2 million at December 31, 2013	152	141
Inventories, net	244	221
Current deferred taxes	32	39
Prepaid taxes	29	29
Other current assets	23	32
Current assets of discontinued operations	—	141

Total current assets	584	704
Property, plant, and equipment, net	124	123
Goodwill	3	3
Other intangible assets, net	57	60
Deferred financing costs	16	18
Deferred income taxes	100	80
Investments and other assets	20	21

Total assets	$904	$1,009

Liabilities and shareholder’s equity (deficit)
Current liabilities:
Accounts payable	$150	$121
Notes payable	14	23
Current maturities of long-term debt	—	7
Other accrued expenses	76	78
Accrued payroll and employee benefits	20	19
Current liabilities of discontinued operations	—	31

Total current liabilities	260	279
Long-term debt	836	907
Deferred employee benefits and other noncurrent liabilities	20	24

Total liabilities	1,116	1,210

Contingencies and commitments
Shareholder’s equity:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	454	456
Accumulated deficit	(649)	(638)
Accumulated other comprehensive loss	(18)	(20)

Total shareholder’s deficit of the Company	(213)	(202)
Noncontrolling interest in consolidated subsidiaries	1	1

Total shareholder’s deficit	(212)	(201)

Total liabilities and shareholder’s equity (deficit)	$904	$1,009

Affinia Group Intermediate Holdings Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(Dollars in millions)	2014	2013
Operating activities
Net income	$34	$5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10	12
Currency devaluation	7	2
Gain on the sale of Chassis group	(21)	—
Stock-based compensation	—	1
Loss on extinguishment of debt	—	15
Write-off of unamortized deferred financing costs	1	8
Write-off of original issue discount on Subordinated Notes	—	1
Provision for deferred income taxes	(21)	13
Change in trade accounts receivable	(29)	(37)
Change in inventories	(21)	(1)
Change in other current operating assets	19	(34)
Change in other current operating liabilities	33	33
Change in other	(6)	8

Net cash provided by operating activities	6	26
Investing activities
Proceeds from the sale of Chassis group	140	—
Proceeds from the sale of an equity method investment	4	—
Additions to property, plant and equipment	(11)	(10)

Net cash provided by (used in) investing activities	133	(10)
Financing activities
Payment of deferred financing costs	—	(15)
Repayments of debt	(9)	—
Repayments of Secured Notes	—	(195)
Repayments of Subordinated Notes	—	(367)
Repayment of Term Loans	(78)	—
Proceeds from Senior Notes	—	250
Proceeds from Term Loans	—	667
Distribution to our shareholders	(45)	(351)

Net cash used in financing activities	(132)	(11)
Effect of exchange rates on cash	(4)	(1)
Increase in cash and cash equivalents	3	4
Cash and cash equivalents at beginning of the period	101	51

Cash and cash equivalents at end of the period	$104	$55

Affinia Group Intermediate Holdings Inc.

Segment Information

The following tables provide the components of operating profit and Adjusted EBITDA by segment, as well as for corporate, eliminations and other, and Affinia Group Intermediate Holdings Inc. on a consolidated basis:

(Dollars in millions)

	Three Months Ended
	June 30, 2014				June 30, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated
Net sales	$251	$114	$—	$365	$229	$117	$—	$346
Cost of sales	(181)	(90)	—	(271)	(167)	(92)	(2)	(261)

Gross profit	70	24	—	94	62	25	(2)	85
Selling, general and administrative expenses	(26)	(15)	(10)	(51)	(22)	(16)	(6)	(44)

Operating Profit	44	9	(10)	43	40	9	(8)	41

Operating Profit %	17.5%	7.9%	—	11.8%	17.5%	7.7%	—	11.8%
Other income and expense, net	(2)	—	—	(2)	(3)	—	(13)	(16)
Depreciation and amortization	4	1	—	5	4	1	—	5
Loss on extinguishment of debt	—	—	—	—	—	—	15	15
Bad debt expense	2	—	—	2	—	—	—	—
Restructuring and other	—	1	3	4	—	—	2	2

Adjusted EBITDA	$48	$11	$(7)	$52	$41	$10	$(4)	$47

Adjusted EBITDA % to net sales	19.1%	9.6%	—	14.2%	17.9%	8.5%	—	13.6%

	Six Months Ended
	June 30, 2014				June 30, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated	Filtration	Affinia South America	Corporate/ Elims/ Other	Consolidated
Net sales	$484	$212	$—	$696	$444	$228	$—	$672
Cost of sales	(358)	(168)	—	(526)	(330)	(183)	(2)	(515)

Gross profit	126	44	—	170	114	45	(2)	157
Selling, general and administrative expenses	(52)	(27)	(23)	(102)	(45)	(29)	(12)	(86)

Operating Profit	74	17	(23)	68	69	16	(14)	71

Operating Profit %	15.3%	8.0%	—	9.8%	15.5%	7.0%	—	10.6%
Other income and expense, net	(8)	(3)	1	(10)	(4)	—	(13)	(17)
Depreciation and amortization	8	2	—	10	8	2	1	11
Loss on extinguishment of debt	—	—	—	—	—	—	15	15
Currency devaluation	5	2	—	7	2	—	—	2
Bad debt expense	2	—	—	2	—	—	—	—
Restructuring and other	—	1	9	10	—	—	2	2

Adjusted EBITDA	$81	$19	$(13)	$87	$75	$18	$(9)	$84

Adjusted EBITDA % to net sales	16.7%	9.0%	—	12.5%	16.9%	7.9%	—	12.5%

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

Reconciliation of Adjusted EBITDA and Currency Adjusted Net Sales

(Dollars in millions)

	Three Months Ended
	June 30, 2014				June 30, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision and noncontrolling interest	$42	$9	$(25)	$26	$36	$9	$(48)	$(3)
Add back:
Depreciation and amortization	4	1	—	5	4	1	—	5
Interest expense	—	—	15	15	1	—	27	28

EBITDA	46	10	(10)	46	41	10	(21)	30
Loss on extinguishment of debt	—	—	—	—	—	—	15	15
Bad debt expense	2	—	—	2	—	—	—	—
Restructuring and other	—	1	3	4	—	—	2	2

Adjusted EBITDA	$48	$11	$(7)	$52	$41	$10	$(4)	$47

	Six Months Ended
	June 30, 2014				June 30, 2013
	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/ Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations before income tax provision and noncontrolling interest	$66	$14	$(52)	$28	$64	$16	$(69)	$11
Depreciation and amortization	8	2	—	10	8	2	1	11
Interest expense	—	—	30	30	1	—	42	43

EBITDA	74	16	(22)	68	73	18	(26)	65
Loss on extinguishment of debt	—	—	—	—	—	—	15	15
Currency devaluation	5	2	—	7	2	—	—	2
Bad debt expense	2	—	—	2	—	—	—	—
Restructuring and other	—	1	9	10	—	—	2	2

Adjusted EBITDA	$81	$19	$(13)	$87	$75	$18	$(9)	$84

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014	2013	Variance	% Change	2014	2013	Variance	% Change
Currency adjusted net sales	$392	$346	$46	13%	$745	$672	$73	11%
Impact of currency adjustment	(27)	—	(27)	—	(49)	—	(49)	—

Net sales	$365	$346	$19	5%	$696	$672	$24	4%

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures (continued)

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc.’s business and operating performance.

Reconciliation of Net Debt and Leverage Ratio

(Dollars in millions)

	June 30, 2014	December 31, 2013
Total Debt Outstanding	$850	$937
Cash on Hand	104	101

Net Debt	$746	$836
Trailing Twelve Months Adjusted EBITDA	$163	$162
Leverage Ratio (a)	4.6X	5.2X

(a)	Leverage ratio represents net debt divided by trailing twelve months Adjusted EBITDA.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, August 8, 2014 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (800) 708-4540 within the United States and Canada or (847) 619-6397 for international callers and enter participant code 37609498. A replay of the call will be available shortly after the live conference ends.

Affinia Group Intermediate Holdings Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2013. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; and our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward–looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.